Exhibit 10.2

DESCRIPTION OF THE 2005 CASH INCENTIVE PLAN

Purpose

On January 22, 2005, EchoStar Communications Corporation (“EchoStar”) established a short-term cash incentive plan for the 2005 fiscal year (the “2005 Cash Incentive Plan”). The purpose of the 2005 Cash Incentive Plan is to promote EchoStar’s interests and the interests of EchoStar’s stockholders by providing EchoStar’s key employees with financial rewards upon achievement of specified short-term business objectives together with, for EchoStar’s executive officers, certain subjective criteria.

Eligibility

The employees eligible to participate in the 2005 Cash Incentive Plan include EchoStar’s executive officers, vice presidents, director-level employees and certain other key employees designated by management of EchoStar.

Amount of Awards

The maximum amount payable to any employee under the 2005 Cash Incentive Plan upon satisfaction of all specified business objectives and other criteria is less than the employee’s annual base salary.